Exhibit 10.10

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is dated as of the              day of May 30, 2003, by and between (i) CSP, Inc., a Massachusetts corporation, together with its wholly owned subsidiary, Modcomp, Inc., a              corporation (collectively the “Buyer”), and (ii) Technisource, Inc. (“Technisource”) and its wholly owned subsidiary, Technisource Hardware, Inc. (“Technisource Hardware”), each a Florida corporation (each individually and collectively the “Seller”).

WHEREAS, Technisource Hardware, Inc. is engaged in the marketing, distribution, sale and installation of computer hardware and software (the “Hardware Business”); and

WHEREAS, the Buyer, acting through Modcomp, Inc., desires to purchase selected assets owned by the Seller and used in the Hardware Business;

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Buyer and Seller agree as follows:

Article 1

Purchase And Sale

1.1. Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Article 3 hereof the Seller shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and take assignment and delivery of all assets of the Seller that are used in the conduct of the Hardware Business, or otherwise listed on one of the Schedules described in Section 1.1, including but not limited to the following assets of the Seller (other than the Excluded Assets specified in Section 1.2) (all of which assets are hereinafter referred to collectively as the “Acquired Assets”):

(a) Any and all machinery, installations, equipment, furniture, tools, spare parts, supplies, materials and other personal property items described on Schedule 1.1(a) hereto, with such additions thereto and deletions therefrom as may hereafter arise in the ordinary course of business prior to the Closing (the “Equipment”);

(b) All of the Seller’s title to, interest in and rights under the leases of personal property described on Schedule 1.1(b) hereto (the “Personal Property Leases”);

(c) All of the Seller’s title to, interest in and rights under the leases of real property described on Schedule 1.1(c) hereto (the “Real Property Leases”);

(d) All of the Seller’s rights under the agreements with respect to employees described on Schedule 1.1(d) hereto (collectively, the “Employee Agreements”);

(e) All of the Seller’s rights under the purchase orders, contracts, licenses and agreements described on Schedule 1.1(e) hereto, for the purchase, license or sale of utilities, goods, materials and services (the contracts and agreements referred to in this paragraph (e) being referred to collectively as the “Other Contracts”);

(f) All of the Seller’s prepaid expenses, trade accounts receivable and miscellaneous receivables related to the Hardware Business, and the proceeds thereof, as set forth on the March 31, 2003 financial statements, with such additions and deletions thereto occurring in the ordinary course of business through Closing (the “Accounts Receivable”);

(g) All of the Seller’s inventories related to the Hardware Business, meaning hardware and related equipment for which the Seller has taken delivery from the manufacturer and for which the Seller’s customers have a contractual obligation to purchase (the “Inventories”). Inventories shall not include hardware and equipment sold to a customer to whom the Seller has issued an invoice;

(h) All of the Seller’s trade secrets, copyrights, designs, patents, licenses (as licensee or licensor), other agreements and applications with respect to the foregoing, production records, software, technical information, manufacturing know-how, processes and other intangible assets, all as related to the Hardware Business, but excluding the trade names “Technisource Hardware,” “Technisource” or any variant thereof (the “Intangibles”);

(i) All of the Seller’s Hardware Business-related customer lists, credit files, accounting books, records and ledgers, employment and personnel records for all Hardware Employees (as defined in Section 1.5 below) and all files, papers, books, records, designs, specifications and all other public or confidential business records, all to the extent reasonably required for the orderly continuation of the business operations of the Hardware Business and all other documents and records relating to the Acquired Assets, in original or copy form, as the parties may agree prior to the Closing;

(j) All of Seller’s goodwill and business as a going concern as they relate to the Hardware Business, including the right to use the name Technisource Hardware, Inc., for a limited time under the license attached hereto as Exhibit A, and, as part of and in order to effect the transfer of such goodwill, Seller and its related companies shall enter into the Non-Solicitation Agreement attached hereto as Exhibit G; and

(l) Except as otherwise specified on the Schedules hereto, all of Seller’s causes of action, judgments, claims and demands of whatever nature, claims for refunds and rights of offset and credits, all to the extent that they are assignable by the Seller, but excluding the proceeds from that certain Settlement Agreement by and between Cyberco Holdings, Inc. d/b/a Cybernet Engineering and Technisource.

1.2. Excluded Assets. Notwithstanding the foregoing, the Seller is not selling and the Buyer is not purchasing, pursuant to this Agreement, and the term “Acquired Assets” shall not include, any of the following assets (the “Excluded Assets”):

(a) all of the Seller’s rights under the employee benefit plans described on Schedule 1.2(a) hereto and all related plan assets and plan sponsorships;

(b) the Seller’s right to the trade name “Technisource Hardware” and any variant thereof, except with respect to Buyer’s right to use the trade name as provided for in the license attached hereto as Exhibit A;

(c) all of the Seller’s minute books, stock ledgers and other corporate records;

(d) the consideration received by the Seller pursuant to this Agreement;

(e) the rights of the Seller under this Agreement;

(f) all cash, cash equivalents and short-terms investments;

(g) the shares of capital stock of the Seller;

(h) all insurance policies and rights thereunder;

(i) all personnel files and other records that Seller is required by law to retain in its possession; and

(j) all claims for refunds of taxes and other governmental charges of whatever nature.

1.3. Assumption of Certain Liabilities. Buyer shall assume as of the Closing those liabilities of Seller specifically listed on Schedule 1.3 hereto (the “Assumed Liabilities”), and Buyer shall not assume, incur, guarantee, or be otherwise obligated with respect to any liability whatsoever of Seller other than as so stated. With respect to any Assumed Liability, such assumption by Buyer is for the benefit only of the Seller and shall not expand, increase, broaden, or enlarge the rights or remedies of any other party, nor create in any other party any right against Buyer that such party would not have against Seller if this Agreement had not been consummated.

1.4. Other Liabilities Not Assumed. Buyer shall not assume any liabilities of Seller that are not listed on or described in Schedule 1.3, and with respect to the Assumed Liabilities listed on Schedule 1.3, Buyer does not assume and shall not have or be under any liability or obligation over and above any amount, or after the occurrence of any limitation or expiration date of such liability or obligation stated on such schedule; provided, however, that Buyer shall be responsible for the increase of, or addition to, any liability or obligation to the extent that such increase or addition is caused by the actions or inaction of Buyer subsequent to the Closing. Without limiting the generality of the foregoing and except as otherwise provided on the Schedule 1.3, the Assumed Liabilities will not include, and Buyer shall not assume under this Agreement, any of the following obligations or liabilities of Seller:

(a) Any cost, expense, or tax liability of Seller arising from or growing out of the sale provided for by this Agreement;

(b) Any debt, obligation, or liability to any employee, agent, officer, director, or security holder of Seller or of any entity owned or controlled in whole or in part by Seller under any employment, sales, representation, or similar agreement not identified as an Assumed Liability (as defined above), or under any employee stock option plan, stock purchase plan, bonus plan or arrangement, pension plan or other benefit plan, paid time off plan, health plan, or other employee welfare plan or arrangement;

(c) Any debt, liability, or obligation of Seller (or costs and expenses in connection therewith) to the extent that such debt, liability, or obligation is actually satisfied or paid on behalf of Seller by an insurer or insurers under a policy issued to such Seller;

(d) Any liability or obligation arising from any violation by Seller or by its officers, employees, or agents of any statute (or rule or regulation thereunder) or executive regulation of the United States or any State or any political subdivision or agency thereof or any statutes (or rule or regulation thereunder) or executive, administrative, or quasi-judicial regulation of any foreign government;

(e) Any liability or obligation whose existence violates or is contrary to any representation or warranty of Seller;

(f) Federal and other domestic or foreign income tax, Federal excise tax, state or local sales tax or other Federal, state or local tax liabilities known or unknown, existing, or arising from operations prior to the Closing;

(g) Any liability or obligation for or arising under any claim for workers’ compensation or for any tort, breach of any legal duty, breach or violation of any contract or violation or breach of any law, statute, ordinance, rule, regulation, injunction, or decree, or any liability or obligation for any “product liability” or other claim connected in any manner with any products, events, or activities produced or taking place prior to the Closing.

1.5. Employees.

(a) Buyer will offer at-will employment to all employees of Technisource Hardware listed on Schedule 1.5 on terms and conditions consistent with Buyer’s standard employment policies.,. Employees who accept

Buyer’s offer of employment are referred to as “Hardware Employees.” Nothing in this Section 1.5 shall obligate Buyer to continue to employ any Hardware Employee for any period of time. Seller agrees that it shall not re-employ any Hardware Employees, without Buyer’s written consent, either directly or through a related company, for a period through and including December 31, 2003.

Article 2

Purchase Price

2.1. Delivery of Purchase Price. At the Closing, and subject to the terms and conditions of this Agreement, the Buyer shall pay to the Seller, as the aggregate purchase price for the Acquired Assets, (i) Two million, six hundred eighty thousand dollars ($2,680,000.00) by wire transfer of immediately available funds (the “Purchase Price”), subject to the provisions of Section 2.2 below. The Purchase Price shall be allocated among the Acquired Assets in the manner set forth on Schedule 2.1 hereto. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Schedule 2.1 for all tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Internal Revenue Code of 1986. Buyer shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS. In any proceeding related to the determination of any tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

2.2. Escrow. Thirty thousand dollars ($30,000.00) of the Purchase Price (the “Escrowed Amount”) shall be subject to an escrow arrangement pursuant to a Escrow Agreement, in the form of Exhibit B hereto (the “Escrow Agreement”), among the Buyer, the Seller and _US Bank, as Escrow Agent (the “Escrow Agent”).

2.3. Working Capital.

(a) At the Closing, Seller will deliver an estimated closing balance sheet (“Estimated Closing Balance Sheet”) for the Hardware Business, including an estimated Net Working Capital amount. “Net Working Capital” shall mean the net accounts receivable, plus Inventories and prepaid expenses, less current liabilities. Seller shall prepare the Estimated Closing Balance Sheet in accordance with GAAP.

(b) Within fifteen (15) days of the Closing, the Buyer will prepare, using the same GAAP accounting standards as were used for the Estimated Closing Balance Sheet, a final closing balance sheet (“Final Closing Balance Sheet”), including a final closing Net Working Capital amount, updating and, if appropriate, adjusting the Estimated Closing Balance Sheet. In the event Buyer fails to deliver the Final Closing Balance Sheet to Buyer within fifteen (15) days of the Closing, the Estimated Closing Balance Sheet shall be deemed to be the Final Closing Balance Sheet.

(c) If Buyer calculates and delivers a Final Closing Balance Sheet as provided for in Section 2.3(b) above, Seller shall have five (5) days thereafter to object to the Final Closing Balance Sheet. If Seller so objects, then Seller and Buyer shall submit the dispute to the Miami, Florida office of KPMG (the “Independent Accountants”) for resolution applying the same accounting standards as were used in the Estimated Closing Balance Sheet, unless and except to the extent that such standards deviate from GAAP. If issues are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants shall be final, binding and conclusive on the parties and shall be used in the calculation of the Final Closing Balance Sheet; and (iii) Seller and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

(d) Within thirty days following the Closing Date, or, if later, within five (5) days following the determination of the Independent Accountants as provided for in Section 2.3(c), Buyer shall pay to Seller via wire transfer of immediately available funds an additional amount equal to the Net Working Capital as determined by the Final Closing Balance Sheet. Any amount not paid to Seller when due hereunder shall thereafter bear interest at the maximum rate allowable under Florida law. Buyer shall pay all costs of collection, including reasonable attorneys’ fees, incurred by the Seller in the enforcement of the provisions of this Section 2.3(d).

Article 3

Closing

3.1. Time and Place. The closing of the transfer and delivery of all documents and instruments necessary to consummate the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of the Buyer, 43 Manning Road, Billerica Massachusetts, at 10:00 a.m. on a mutually acceptable date, or at such other place as the Buyer and the Seller may agree. The date on which the Closing is actually held hereunder is sometimes referred to herein as the “Closing Date”.

3.2. Transactions at Closing. At the Closing:

(a) The Seller shall duly execute and deliver to the Buyer or its nominee or nominees such deeds, certificates of title or other instruments of assignment and transfer with respect to the Acquired Assets as the Buyer may reasonably request and as may be necessary to vest in the Buyer good and marketable title to all of the Acquired Assets, in each case subject to no Encumbrance (as defined in Section 4.9).

(b) Without limitation to the requirements of Section 3.2(a) above, Seller shall deliver to Buyer a Release, in a form acceptable to Buyer’s counsel and substantially similar to that set forth in Exhibit C hereto, from Fleet Capital Corporation and the Lenders (as defined in the Fleet Loan, as hereinafter defined in this paragraph), releasing the Acquired Assets from any and all security interests, liens, claims, charges, options, mortgages, debts, title retention agreements, or other encumbrances of any kind under the Third Amended and Restated Credit and Security Agreement, dated as of July 23, 2002, and any amendments or restatements thereof (the “Fleet Loan”). In addition, Seller shall deliver any and all documents reasonably requested by Buyer, executed by Fleet Capital Corporation and the Lenders, necessary to release any U.C.C. Financing Statements or other filings related to such security interests in the Acquired Assets.

(c) The Buyer shall duly execute and deliver to the Seller such instruments of assumption and other documents with respect to the Assumed Liabilities as the Seller may reasonably request.

(d) The Seller shall deliver or cause to be delivered to the Buyer all of the Seller’s leases, contracts and agreements included in the Acquired Assets, with such assignments thereof and consents to assignments as are necessary to assure the Buyer of the full benefit of the same, and all of the Seller’s business records, books and other data relating to the Acquired Assets (originals or copies, as the parties reasonably agree). The Seller shall take all requisite steps to put the Buyer in actual possession and operating control of the Acquired Assets.

(f) The Buyer shall deliver the Escrowed Amount to the Escrow Agent and, the Purchase Price (other than the Escrowed Amount) to the Seller or to such other person as Seller may designate.

(g) Within thirty days following the Closing, Buyer shall deliver to Seller payment for the Net Working Capital, as defined in Section 2.3 above.

Article 4

Representations And Warranties Of The Seller

The Seller represents and warrants to the Buyer as follows:

4.1. Organization of Seller; Authority. Each of the Seller corporations is a corporation duly organized, validly existing and in good standing under the laws of the state of their incorporation. Technisource Hardware is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary,

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except for jurisdictions in which failure to be qualified or in good standing would not have a material adverse effect on the Hardware Business. The Seller has delivered to the Buyer complete and correct copies of the Articles of Incorporation and By-Laws of Technisource Hardware and all amendments thereto. Technisource Hardware has no Subsidiaries (as defined in Article 11) except for those disclosed in Schedule 4.1. The Seller has all requisite power and authority to own and hold the Acquired Assets owned or held by it, to carry on the Hardware Business as such business is now conducted and to execute and deliver this Agreement and the other documents, instruments and agreements contemplated hereby (collectively, the “Transaction Documents”) to which it is a party and to carry out all actions required of it pursuant to the terms of the Transaction Documents.

4.2. Corporate Approval; Binding Effect. Each of the Seller corporations has obtained all necessary authorizations and approvals from their respective Board of Directors and stockholders required for the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Seller and constitutes, and when the Escrow Agreement is executed and delivered by the Seller it will constitute, the legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms, except the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity.

4.3. Non-Contravention. Except as set forth in Schedule 4.3 hereto, the execution and delivery by the Seller of the Transaction Documents and the consummation by the Seller of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of the Articles of Incorporation or By-Laws of the Seller, each as amended to date; or (b) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrance upon any property of the Seller (including without limitation any of the Acquired Assets) pursuant to (i) any material agreement or instrument to which the Seller is a party or by which the Seller or any of its properties (including without limitation any of the Acquired Assets) is bound or to which the Seller or any of such properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority.

4.4. Governmental Consents; Transferability of Licenses, Etc. Except as set forth on Schedule 4.4, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority (“Governmental Consent”) is required for the execution and delivery by the Seller of the Transaction Documents to which it is a party or for the consummation by the Seller of the transactions contemplated hereby or thereby, except where the absence of such Governmental Consent would not have a material adverse effect on the Hardware Business.

4.5. Financial Statements. The Seller has delivered or will deliver the following financial statements (the “Financial Statements”) to the Buyer, and there are attached as Schedule 4.5 hereto: (a) a financial statement for Technisource Hardware as of its fiscal quarter ending March 31, 2003, and (b) the Estimated Closing Balance Sheet as of the Closing Date. Each of the Financial Statements are true and correct and have been prepared in accordance with generally accepted accounting principles (subject, in the case of the Estimated Closing Balance Sheet, to the absence of footnotes and to year-end audit adjustments); each of such balance sheets fairly and accurately presents the financial condition of the Seller’s Hardware Business as of its respective date; and such statements of income, retained earnings and cash flows fairly and accurately present the results of operations for the periods covered thereby.

4.6. Absence of Certain Changes. Except as set forth on Schedule 4.6, since March 31, 2003, the Seller has carried on the Hardware Business only in the ordinary course, and there has not been with relation to the Hardware Business, (a) any change in the assets, liabilities, sales, income or business of the Seller or in its relationships with suppliers, customers or lessors, other than changes which were both in the ordinary course of business and have not been, either in any case or in the aggregate, materially adverse; (b) any acquisition or disposition by the Seller of any asset or property other than in the ordinary course of business; (c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the property or business of the Seller; (d) any increase in the compensation, pension or other benefits payable or to become payable by the Seller to any of its officers or employees, or any bonus payments or arrangements made to or with any of them (other than pursuant to the terms of any existing written agreement or plan of which the Buyer has been supplied complete and correct copies of); (e) any forgiveness or cancellation of any debt or claim by the Seller or any waiver of any right of material value other than compromises of accounts receivable in the ordinary course of business; (f) any entry by the Seller into any transaction other than in the ordinary course of business; (g) any incurrence by the Seller of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business; or (h) any mortgage, pledge, lien, lease, security interest or other charge or encumbrance on any of the assets, tangible or intangible, of the Seller.

4.7. Litigation, Etc. Except as set forth on Schedule 4.7 hereto, no action, suit, proceeding or investigation is pending or, to Seller’s knowledge, threatened, relating to or affecting any of the Acquired Assets or the Seller, or which questions the validity of the Transaction Documents or challenges any of the transactions contemplated hereby or thereby, nor is there any basis for any such action, suit, proceeding or investigation.

4.8. Conformity to Law. Except as set forth on Schedule 4.8, the Seller has, in all respects that would have a material effect on the Hardware Business or the Acquired Assets, complied with, and is in compliance with (a) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to the Seller or any of the Acquired Assets (including, without limitation, any labor, environmental, occupational health, zoning or other law, regulation or ordinance) and (b) all unwaived terms and provisions of all contracts, agreements and indentures to which the Seller is a party, or by which the Seller or any of the Acquired Assets is subject. Except as set forth on Schedule 4.8 hereto, the Seller has not committed, been charged with, or, to Seller’s knowledge, been under investigation with respect to, nor does there exist, any violation of any provision of any federal, state or local law or administrative regulation that would have a material adverse effect on the Hardware Business or the Acquired Assets.

4.9. Title to Acquired Assets. Except as noted on Schedule 4.9, the Seller is the lawful owner of and has good and valid record and marketable title to all of the Acquired Assets, and has the full right to sell, convey, transfer, assign and deliver the Acquired Assets, without the need to obtain the consent or approval of any third party. Except for liens described on Schedule 4.9 hereto, all of which will be discharged at Closing, all of the Acquired Assets are entirely free and clear of any security interests, liens, claims, charges, options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, encumbrances of any kind, material defects as to title or restrictions against the transfer or assignment thereof (collectively, “Encumbrances”). At and as of the Closing, the Seller will convey the Acquired Assets to the Buyer by deeds, bills of sale, certificates of title and other instruments of assignment and transfer effective in each case to vest in the Buyer, and the Buyer will have, good and valid record and marketable title to all of the Acquired Assets, free and clear of all Encumbrances.

4.10. Environmental Matters. Without limitation to the representations contained in Section 4.8:

(a) Seller is in compliance in all material respects with all applicable Environmental Laws (as such term is defined in Article 11 hereto);

(b) Seller has obtained all material permits and approvals required under Environmental Laws, including, without limitation, all material environmental, health and safety permits, licenses, approvals, authorizations, variances, agreements, and waivers of federal, state, and local governmental authorities (“Permits”) necessary for the conduct of the Hardware Business and the operation of its facilities, and all such Permits are in good standing and Seller is in compliance with all terms and conditions of such Permits;

(c) Neither Seller nor any of its currently or previously owned or leased property or operations has been named as a potentially responsible party or is subject to any outstanding written order from or agreement with any federal, state, or local governmental authority or other person or is subject to any judicial or docketed administrative proceeding respecting (x) Environmental Laws, (y) Remedial Action (as such term is defined in Article 11 hereto), or (z) any material Environmental Liabilities and Costs (as such term is defined in Article 11 hereto);

(d) Except as set forth on Schedule 4.10 hereto, there are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of Seller that may give rise to Environmental Liabilities and Costs.

(e) Seller has not received any notice or claim to the effect that it is or is reasonably expected to be liable to any person as a result of a Release or threatened Release or any notice letter or request for information under CERCLA (as such term is defined in Article 11 hereto); and

(f) No Environmental Lien (as such term is defined in Article 11 hereto) and no unrecorded Environmental Lien of which Seller has notice has attached to any property of Seller.

4.11. Equipment. The Equipment listed on Schedule 1.1(a) hereto is utilized by the Seller in the ordinary course of business and is in good condition and repair for its present use in the Hardware Business.

4.12. Contracts. Schedule 4.12 sets forth a complete and accurate list of all contracts which are either Acquired Assets or Assumed Liabilities and which, with respect to the 12 month period ending December 31, 2003, either a) will have an estimated total consideration payable to either party of $10,000 or more (based on the good-faith estimate of Seller), or b) represent a material source of supply for the Hardware Business. As used in this Section 4.12, the word “contract” means and includes every agreement or understanding of any kind, written or oral, which is legally enforceable by or against the Seller and meets the threshold set forth in the preceding sentence, and specifically includes (a) contracts and other agreements with any current or former officer, director, employee, consultant or shareholder or any partnership, corporation, joint venture or any other entity in which any such person has an interest; (b) agreements with any labor union or association representing any employee; (c) contracts and other agreements for the provision of services by the Seller; (d) bonds or other security agreements provided by any party in connection with the business of the Seller; (e) contracts and other agreements for the sale of any of the Seller’s assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of the Seller’s assets or properties; (f) joint venture agreements relating to the assets, properties or business of the Seller or by or to which it or any of its assets or properties are bound or subject; (g) contracts or other agreements under which the Seller agrees to indemnify any party, to share tax liability of any party, or to refrain from competing with any party; (h) any contracts or other agreements with regard to indebtedness for borrowed money; or (i) any other contract or other agreement whether or not made in the ordinary course of business. The Seller has delivered to the Buyer true, correct and complete copies of all such contracts, together with all modifications and supplements thereto. With respect to each of the contracts listed on Schedule 4.12 hereto the Seller is not in material breach of any of the provisions of any such contract, nor, to the knowledge of the Seller, is any other party to any such contract in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a material default thereunder. The Seller has in all material respects performed all obligations required to be performed by it to date under each such contract. Subject to obtaining any necessary consents by the other party or parties to any such contract (the requirement of any such consent being reflected on Schedule 4.12), no contract includes any provision the effect of which may be to enlarge or accelerate any obligations of the Buyer to be assumed thereunder or give additional rights to any other party thereto or will in any other way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

4.13. Inventories. The Inventories to be purchased by the Buyer hereunder will consist solely of material and goods of a quality and quantity which are similar to those in Seller’s possession as listed in the March 31, 2003 Financial Statements, and/or added to or removed from such Inventory in the ordinary course of its business.

4.14. Accounts Receivable. All Accounts Receivable represent sales made in the ordinary course of business, are valid obligations owing to the Seller and have been collected or are collectible in the aggregate recorded amounts thereof in accordance with their terms.

4.15. Compensation of and Contracts with Employees. Schedule 4.15 hereto sets forth a complete and accurate list of the compensation paid to each Hardware Employee for the fiscal year ended December 31, 2002, and (b) the rate, character and amount of such compensation paid to each such employee through the Closing Date. There have been no changes in such compensation since such date. Except as listed in Schedule 4.12(a) hereto, Technisource Hardware has no employment agreement, written or oral, with any currently active employee, including any agreement to provide any bonus or benefit to any such employee. Except as set forth on Schedule 4.15, since December 31, 2002, the Seller has not made any pension, bonus or other payment, other than base salary and commissions earned on product sales in the ordinary course of business, or become obligated to make any such payment, to any employee of the Seller. Except as set forth on Schedule 4.15, Technisource Hardware has no outstanding loans or advances to employees.

4.16 Employee Benefit Plans.

(a) Identification of Plans. Except for the arrangements set forth on Schedule 1.2(a) (each an “Employee Benefit Plan”), Technisource Hardware does not maintain or contribute to any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, written or oral, for the benefit of any Hardware Employee (as defined in Section 1.5). Seller has heretofore delivered to Buyer true, correct and complete description of each Employee Benefit Plan.

(b) Absence of Certain Events and Arrangements. Except as set forth on Schedule 4.16,

(1) no liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation (“PBGC”) or any multi-employer plan has been incurred by the

Technisource Hardware, Inc. or any affiliate thereof (other than insurance premiums satisfied in due course); and

(2) no reportable event, or event or condition which presents a material risk of termination by the PBGC, has occurred with respect to any Employee Benefit Plan, or any retirement plan of an affiliate of Technisource Hardware, which is subject to Title IV of ERISA.

(c) Definitions. For purposes of this Section 4.16, “multi-employer plan” and “reportable event” have the same meaning assigned such terms under Sections 3 or 4043(b) of ERISA, and “affiliate” means any entity which under Section 414 of the Code is treated as a single employer with Seller.

4.17. Labor Relations. Except as set forth on Schedule 4.17, Technisource Hardware is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and is not engaged in any unfair labor practice. Except as set forth on Schedule 4.17, there is no charge pending or, to Seller’s knowledge, threatened against Technisource Hardware alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against Technisource Hardware pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down or work stoppage actually pending or, to Seller’s knowledge, threatened against or involving Technisource Hardware. None of the employees of Technisource Hardware is covered by any collective bargaining agreement, and Technisource Hardware is not currently negotiating any collective bargaining agreement.

4.18 Trademarks, Patents, Etc. (a) Schedule 4.18 hereto sets forth a complete and accurate list of (i) all patents, trademarks, trade names and material copyrights owned by and registered in the name of Technisource Hardware or used or proposed to be used by the Seller in connection with the Hardware Business, all applications therefor, and all licenses and other agreements relating thereto, and (ii) all agreements relating to Intellectual Property (as defined in Article 11) which Technisource Hardware has licensed or authorized for use by others or which has been licensed or authorized for use to Technisource Hardware. Each of the agreements described on Schedule 4.18 is binding on the Seller, and to the best of the Seller’s knowledge, each other party to the agreement and, at least as to Seller’s rights to use any intellectual property licensed by such agreement, any successors and assigns, including any successors to the business of such entity through merger, sale of all or substantially all of the stock, assets or other interest in or of such party. True and complete copies of all such agreements, and any amendments thereto, have been provided to the Buyer.

(b) Except to the extent set forth in Schedule 4.18 hereto, Technisource Hardware owns or has the right to use all Intellectual Property used or necessary for the ordinary course of the Hardware Business as presently conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such right. Schedule 4.18 also lists all inventions (whether patentable or nonpatentable) and trade secrets used by the Seller in connection with or necessary to the Hardware Business. Except as set forth in Schedule 4.18 (i) no royalties are paid or payable by the Seller on or with respect to any of the patents or patent applications, inventions or trade secrets listed in Schedule 4.18 and upon the consummation of the transactions contemplated hereby, no additional royalties shall be payable with respect to such Intellectual Property, and (ii) each of the inventions and trade secrets listed in Schedule 4.18 hereto have, through assignment, agreement, operation of law or otherwise, become the sole property of the Seller.

(c) Except as set forth in Schedule 4.18 hereto, neither the Seller, nor to the Seller’s knowledge, the other party or parties thereto, is in material breach of any license, sublicense or other agreement relating to Intellectual Property. The Seller has materially complied with all of its obligations of confidentiality in respect of the Intellectual Property of others and knows of no violation of such obligations of confidentiality as are owed to the Seller. The Seller has not made any such information available to any person other than employees of the Seller except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. To the best of the Seller’s knowledge, no employee, agent or consultant of the Seller is subject to confidentiality restrictions in favor of any third Person the breach of which could subject the Seller to any material liability or which could adversely affect the Seller’s access to Intellectual Property previously used by it. No claims have been asserted to Seller, and to the Seller’s knowledge no claims are pending, by any Person regarding the manufacture, use or sale of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any license or agreement relating to Intellectual Property, and to the Seller’s knowledge there is no basis for such claim. The present and contemplated use by the Seller of the Intellectual Property listed in any part of Schedule 4.18 does not, to the best of the Seller’s knowledge, conflict with or infringe on the rights of any person and the Seller has not received any claim or written notice from any Person to such effect. To the knowledge of the Seller, no third party is infringing, violating or otherwise using, in an unauthorized manner, any Intellectual Property of the Seller.

(d) Except as set forth on Schedule 4.18 the Seller’s ability to use any of the Intellectual Property set forth on any of the schedules referred to in this Section 4.18 will not be adversely affected by the consummation of the transactions contemplated hereby.

(e) Notwithstanding the foregoing or anything else herein to the contrary, Seller makes no representations or warranties with respect to the Great Plains software utilized by Technisource Hardware in the Hardware Business.

4.19. Suppliers and Customers. Schedule 4.19 hereto sets forth the five (5) largest suppliers and five (5) largest customers of the Hardware Business as of the date hereof. The relationships of the Seller with such suppliers and customers are good commercial working relationships and, except as set forth on Schedule 4.19, no supplier or customer of material importance to the Hardware Business has canceled or otherwise terminated, or threatened to cancel or otherwise to terminate, its relationship with the Seller or has, during the last twelve (12) months, decreased materially, or threatened to decrease or limit materially, its services, supplies or materials for use in the Hardware Business or its usage or purchase of the services or products of the Seller except for normal cyclical changes related to customers’ businesses. Attached as part of Schedule 1.1(f) are schedules that accurately present the amount and aging of the Seller’s accounts receivable and accounts payable at March 31, 2003, and Seller shall update Schedule 4.19 to a date as of five days prior to the Closing Date and deliver it to Buyer at the Closing. Seller has no knowledge that any such five-largest supplier or customer intends to cancel or otherwise substantially modify its relationship with the Seller or to decrease materially or limit its services, supplies or materials to the Seller, or its usage or purchase of the Seller’s services or products, and to the knowledge of Seller, the communication of the transactions contemplated hereby will not adversely affect the relationship of the Buyer with any such supplier or customer.

4.20. Acquired Assets Complete. The Acquired Assets, when utilized with a labor force substantially similar to that currently employed by the Seller and generic office supplies commonly used in a business and space similar to that currently being occupied by the Seller, are adequate and sufficient to conduct the Hardware Business as currently conducted by the Seller.

4.21. No Undisclosed Liabilities. Except to the extent (a) reflected or reserved against in the Financial Statements dated March 31, 2003, and the notes thereto, (b) incurred in the ordinary course of business after the date of the Financial Statements dated March 31, 2003, and either discharged prior to Closing or described on Schedule 4.21 hereto or (c) described on any Schedule hereto, the Seller has no material liabilities or obligations of any nature with regard to the Hardware Business or the Acquired Assets, whether accrued, absolute, contingent or otherwise (including without limitation as guarantor or otherwise with respect to obligations of others), other than performance obligations with respect to the Seller’s contracts that would not be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or in the footnotes thereto.

4.22. Tax Returns. Except as set forth on Schedule 4.22, the Seller has filed all tax returns and reports which are required to be filed with any foreign, federal, state or local governmental authority or agency, and has paid, or made adequate provision for the payment of, all assessments received and all taxes which have or may become due under applicable foreign, federal, state or local governmental law or regulations with respect to all periods prior to the Closing Date. Seller knows of no additional assessments since the date of such returns and reports.

4.23. Disclosure. No representation or warranty by the Seller in this Agreement or in any exhibit, schedule, written statement, certificate or other document delivered or to be delivered to the Buyer pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide the

Buyer with proper and complete information as to the Seller and the identity, value and usability of the Acquired Assets.

4.24 Broker. The Seller has not retained, utilized or been represented by any broker, agent, finder or intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement. Seller shall be solely responsible for any payments to, and shall indemnify Buyer from and against any and all liability to or claims by, any broker, agent, finder or intermediary claiming to act for or on behalf of the Seller.

Article 5

Representations And Warranties Of The Buyer

The Buyer represents and warrants to the Seller as follows:

5.1. Organization of Buyer; Authority. Each of the Buyer corporations is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Buyer has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out all of the actions required of it pursuant to the terms of such Transaction Documents.

5.2. Corporate Approval; Binding Effect. Each of the Buyer corporations has obtained all necessary authorizations and approvals from their respective Board of Directors, and, if necessary, stockholders, required for the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Buyer and constitutes, and when the Escrow Agreement is executed and delivered by the Buyer it will constitute, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer, in accordance with their terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity.

5.3. Non-Contravention. The execution and delivery by the Buyer of the Transaction Documents to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provisions of the Certificate of Incorporation or By-Laws of the Buyer, each as amended to date; or (b) constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any lien upon any property of the Buyer pursuant to (i) any agreement or instrument to which the Buyer is a party or by which the Buyer or any of its properties is bound or to which the Buyer or any of its properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental authority to which the Buyer is subject.

5.4. Governmental Consents. No consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by the Buyer of the Transaction Documents to which it is a party or for the consummation by the Buyer of the transactions contemplated hereby or thereby.

5.5. Broker. The Buyer has not retained, utilized or been represented by any broker, agent, finder or other intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement. Buyer shall be solely responsible for any payments to, and shall indemnify Seller from and against any and all liability to or claims by any broker, agent, finder or intermediary claiming to act for or on behalf of the Buyer.

Article 6

Certain Transitional Matters

6.1. Transitional Services Agreement. Buyer and Seller shall enter into the Transitional Services Agreement, in the form attached hereto as Exhibit D, pursuant to which Seller and Buyer shall provide certain transitional services to each other during the period immediately following the Closing.

Article 7

Conditions Precedent To Buyer’s Obligations

The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

7.1. Representations and Warranties True at Closing. The representations and warranties made by the Seller in or pursuant to this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

7.2. Compliance with Agreement. The Seller shall have performed and complied with, in all material respects, all of its obligations under this Agreement to be performed or complied with by it on or prior to the Closing Date.

7.3. No Change. The business, assets or properties of the Seller and the Acquired Assets shall not have been, and shall not be threatened to be, adversely affected in any way as a result of fire, explosion, earthquake, disaster, labor trouble or dispute, change in business organization, any action by the United States or any other governmental authority, change in technology, obsolescence of product, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy. Except as disclosed in any of the Schedules hereto, since March 31, 2003, there shall not have occurred any material adverse change in the condition (financial or otherwise), operations, business, prospects or assets of the Seller or imposition of any laws, rules or regulations which would materially adversely affect the condition (financial or otherwise), operations, business, prospects or assets of the Seller.

7.4. Seller’s Certificate. The Seller shall have delivered to the Buyer in writing, at and as of the Closing, a certificate duly executed by the Seller, in form and substance satisfactory to the Buyer and the Buyer’s counsel, certifying that the conditions in each of Section 7.1, 7.2 and 7.3 have been satisfied; provided, however, that if the parties execute this Agreement and conduct the Closing simultaneously, then the execution of this Agreement by the Seller shall be deemed to constitute such certification.

7.5. Approvals. All corporate, stockholder and other approvals in connection with the transactions contemplated by this Agreement and the form and substance of all certificates and other documents delivered hereunder shall be reasonably satisfactory in form and substance to the Buyer and its counsel.

7.6. No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

7.7. Opinion. James L. Hudson, Esq., counsel to the Seller, shall have delivered to the Buyer a legal opinion in the form of Exhibit E hereto.

7.8. Escrow Agreement. The Seller shall have entered into the Escrow Agreement and the Escrow Agreement shall be in full force and effect.

7.9 Transitional Services Agreement. The Seller shall have entered into the Transitional Services Agreement, and the Transitional Services Agreement shall be in full force and effect.

7.10. Releases From Creditors. The Buyer shall have received all lien discharges, U.C.C. termination statements and similar instruments required to comply with the Seller’s obligations under Section 3.2(b).

7.11. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Buyer in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Buyer and the Buyer’s counsel, and the Buyer shall have received the originals or certified or other copies of all such records and documents as the Buyer may reasonably request.

7.12. The Seller and its related companies shall have entered into the Non-Solicitation Agreement and the Non-Solicitation Agreement shall be in full force and effect.

7.13. The Seller shall have entered into the Access Agreement and the Access Agreement shall be in full force and effect.

Article 8

Conditions Precedent To Seller’s Obligations

The obligation of the Seller to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Seller):

8.1. Representations and Warranties True at Closing. The representations and warranties made by the Buyer in this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

8.2. Compliance with Agreement. The Buyer shall have performed and complied with, in all material respects, all of its obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing.

8.3. Closing Certificate. The Buyer shall have delivered to the Seller in writing, at and as of the Closing, a certificate duly executed by the Buyer, in form and substance satisfactory to the Seller and the Seller’s counsel, to the effect that the conditions in each of Sections 8.1 and 8.2 have been satisfied; provided, however, that if the parties execute this Agreement and conduct the Closing simultaneously, then the execution of this Agreement by the Buyer shall be deemed to constitute such certification.

8.4. No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

8.5. Escrow Agreement. The Buyer shall have entered into the Escrow Agreement, and the Escrow Agreement shall be in full force and effect.

8.6 Transitional Services Agreement. The Buyer shall have entered into the Transitional Services Agreement, and the Transitional Services Agreement shall be in full force and effect.

8.7. Opinion. Paul L. Criswell, Esq., counsel to the Buyer, shall have delivered to the Seller a legal opinion in the form of Exhibit F hereto.

8.8. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Seller in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Seller and its counsel, and the Seller shall have received the originals or certified or other copies of all such records and documents as the Seller may reasonably request.

Article 9

Indemnification

9.1. Indemnity by the Seller. The Seller agrees to indemnify and hold the Buyer and the directors, officers and all of the affiliates of the Buyer, harmless from and with respect to any and all claims, liabilities, losses, damage, costs and expenses, including without limitation the reasonable fees and disbursements of counsel (collectively, the “Losses”), related to or arising directly or indirectly out of any of the following:

(a) any inaccuracy, failure or any breach by the Seller of any representation or warranty, covenant, obligation or undertaking made by Seller in or pursuant to this Agreement (including the Schedules and Exhibits hereto) or any other statement, certificate or other instrument delivered pursuant hereto;

(b) any claim, liability, obligation or damage with respect to the Excluded Liabilities, including without limitation the following:

(A) any actual or alleged liability for the cleanup or removal of, or for death or injury to person or property as a result of the release, emission or discharge of, any hazardous substance, hazardous waste, toxic pollutants or other chemical by-products relating to or affecting the Acquired Assets or the Hardware Business, to the extent such liability arises out of any matter that occurred or existed on or before the Closing Date;

(B) any actual or alleged liability for death or injury to person or property as a result of any actual or alleged defect in any product sold or services rendered by the Seller on or prior to the Closing Date;

(C) any contractual, product, service or warranty claims arising out of (i) defects in any product sold or services rendered, or (ii) failure to comply with contractual obligations by the Seller prior to the Closing Date, provided, however, that Buyer shall be responsible for any repair or replacement obligations within the contractual warranty period, which are incurred in the ordinary course of the operation of the Hardware Business;

(D) any claim, obligation or liability arising in connection with the employment or termination of employment of any persons in the Hardware Business before the Closing, including any workmen’s compensation claims, any employee grievances, any liabilities with respect to pension, medical or other employment benefits and any liabilities for accrued vacation, or bonus payments or for severance payments arising as a result of the consummation of the transactions contemplated by this Agreement ; or

(E) any actual or alleged tax liability imposed on the Buyer with regard to the Hardware Business or any other operations of Seller in respect of any period prior to the Closing Date;

(c) except for the Assumed Liabilities, any claim or liability arising under the bulk sales laws of any jurisdiction in connection with transactions contemplated by this Agreement (in view of such indemnification obligation the Buyer hereby waives the Seller’s compliance with any such bulk sales laws as a condition to the Closing hereunder);

(d) any claim with respect to this transaction from any shareholder of Seller, including, but not limited to a claim challenging Seller’s authority to enter into or complete the transaction, any claim seeking appraisal or dissenters’ rights or challenging the fairness of the transaction or any claim for rescission of the transaction.

9.2. Indemnity by the Buyer. Buyer will indemnify and hold harmless Seller for any Damages arising from or in connection with:

(a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b) any breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c) any Assumed Liabilities;

(d) any liability or obligation of the Hardware Business incurred by Buyer after the Closing; or

(e) any claim with respect to this transaction from any shareholder of Buyer, including, but not limited to a claim challenging Buyer’s authority to enter into or complete the transaction, any claim seeking appraisal or dissenters’ rights or challenging the fairness of the transaction or any claim for rescission of the transaction.

9.3. Claims.

(a) Notice. Any party seeking indemnification hereunder (the “Indemnified Party”) shall promptly notify the other party hereto (the “Indemnifying Party”) of any action, suit, proceeding, demand or breach (a “Claim”) with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the

Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Article 9 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby.

(b) Third Party Claims. If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a “Third Party Claim”), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim after receipt of notice of such claim from the Indemnified Party. Within thirty (30) days after receipt of notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim, in which case the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim, if and only if the following conditions are satisfied:

(i) the Indemnifying Party shall have confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim;

(ii) the Indemnifying Party provides evidence satisfactory to the Indemnified Party that the Indemnifying Party has (and will continue to have) adequate financial resources to satisfy and discharge such action or claim; and

(iii) the Indemnified Party shall not have given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party’s own counsel advisable.

The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

(c) Claim Limitations. Notwithstanding any other provision of this Article 9, any Claim made hereunder shall be subject to the following limitations:

(i) except for Claims relating to the breach of the license agreement set forth in Exhibit A hereto, no Claim for indemnification may be made by an Indemnified Party after December 31, 2003;

(ii) with respect to any Claim relating to the breach of the license agreement set forth in Exhibit A hereto, no Claim for indemnification may be made by an Indemnified Party after the expiration of six (6) months following the termination of such license agreement; and

(iii) no Claim shall be made against the Seller or the Buyer (as the case may be) until the aggregate amount of Losses with respect to which all

Indemnified Parties are entitled to seek indemnification by such Indemnifying Party exceeds $10,000.

9.4. Method and Manner of Paying Claims. In the event of any claims under this Article 9, the claimant shall advise the party or parties who are required to provide indemnification therefor in writing of the amount and circumstances surrounding such claim. With respect to liquidated claims, if within thirty days the other party has not contested such claim in writing, the other party will pay the full amount thereof within ten days after the expiration of such period. Any amount owed by an Indemnifying Party hereunder with respect to any Claim may be set-off by the Indemnified Party against any amounts owed by the Indemnified Party to any Indemnifying Party. The unpaid balance of a Claim shall bear interest at a rate per annum equal to the rate announced by The Fleet Bank as its “Base Rate” plus two percent (2%) from the date notice thereof is given by the Indemnified Party to the Indemnifying Party.

Article 10

Termination

10.1 Termination.

(a) This Agreement may be terminated by either the Buyer or the Seller in writing, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if the Closing shall not have occurred on or before                     , 2003, other than as a consequence of the intentional breach or the intentional default by the terminating party.

(b) This Agreement may be terminated at any time prior to the Closing by mutual action of the Seller and the Buyer.

(c) This Agreement may be terminated by either party for material breach by the other party that remains uncured thirty days after notice thereof by the non-breaching party.

(d) In the event of the termination and abandonment of this Agreement by the Seller or the Buyer prior to the Closing, as herein provided, written notice thereof shall be given to the other party or parties and this Agreement shall terminate without any further action of the parties hereto. If this Agreement is terminated as provided herein: (i) each party will redeliver all documents, work papers and other material of the other party or parties relating to the transactions contemplated hereby including such memoranda, notes, lists, records or other documents compiled or derived from such material, whether so obtained before or after the execution hereof, to the party furnishing the same; (ii) all information received by any party hereto with respect to the business of the other parties or their affiliated companies shall remain subject to the terms of those certain letter agreements between Buyer and Seller dated as of April 2, 2003 and January 31, 2003, respectively; and

(iii) no party shall have any liability or further obligation to any other party to this Agreement except as provided by this Article 10, and except that any termination of this Agreement pursuant to the first sentence of this Article 10 or pursuant to Section 10.1(c) shall not relieve a defaulting or breaching party from any liability to the other party hereto.

Article 11

Definitions

As used herein the following terms not otherwise defined have the following respective meanings:

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), as amended or supplemented from time to time.

“Contaminant” means any waste, pollutant, hazardous material, hazardous substance, toxic substance, hazardous waste, special waste, petroleum, or petroleum-derived substance or waste, or any constituent of any such pollutant material, substance or waste, including, without limitation, any pollutant material, substance, or waste regulated under any Environmental Law.

“Environmental Laws” means all federal, state, local, and foreign laws or regulations, codes, orders, decrees, judgments, or injunctions issued, promulgated, approved, or entered thereunder relating to pollution or protection of the environment or occupational health and safety, including, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances, materials, or wastes (including, without limitation, oil, asbestos, and radiation) into the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals or industrial, toxic, or hazardous substances, material, or wastes. Environmental Laws shall include, without limitation, CERCLA, the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Solid Waste Disposal Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Food, Drug, and Cosmetic Act (21 U.S.C. Section 301 et seq.), the Medical Waste Tracking Act of 1988, Pub. L. No. 100-582, 102 Stat. 2950 (1988), as such laws have been amended or supplemented from time to time, and any analogous future federal, or present or future state, local, or foreign, statutes, ordinances, or bylaws.

“Environmental Liabilities and Costs” means, as to the Seller, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages,

consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees, and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, by any corporation, partnership, trust, individual, or other entity (“Person”), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including, without limitation, any Environmental Law, permit, order, approval, authorization, license, variance, or agreement with a federal, state, or local governmental authority or other person, arising from environmental, health, or safety conditions or a Release or threatened Release resulting from the past operations of the Seller (or any of its predecessors in interest), or any release for which the Seller is otherwise responsible under any Environmental Law.

“Environmental Lien” means any lien or similar interest in favor of any federal, state, or local governmental authority for Environmental Liabilities and Costs.

“Intellectual Property” means patents, inventions (whether patentable or unpatentable), trade secrets, know-how, trademarks and associated goodwill, service marks, trade dress, logos, trade names, copyrights, mask works and registrations and applications for each of the foregoing, and computer software programs, computer data bases and related documentation and materials.

“Person” means any corporation, association, partnership, organization, business, individual, government or political subdivision thereof or governmental agency.

“Release” means, as to the Seller, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, pouring, emptying, escaping, dumping, discarding, leaching, or migration of a Contaminant into the indoor or outdoor environment or into or out of any property owned, leased, or controlled by Seller, including, without limitation, the movement of Contaminants through or in the air, soil, surface water, groundwater, or property, including, without limitation, the abandonment or discarding of barrels, containers, and other closed receptacles containing any contaminant.

“Remedial Action” means all actions necessary to (i) clean up, remove, treat, or in any other way address Contaminants in the indoor or outdoor environment, (ii) prevent a Release or condition that is reasonably likely to result in a Release or minimize further release of Contaminants so they do not migrate or endanger or threaten to endanger present or future public health or welfare or the indoor or outdoor environment, or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Subsidiary” with respect to any Person, means any corporation a majority (by number of votes) of the outstanding shares of any class or classes of which shall at the time be owned (directly or indirectly) of record or beneficially by such Person or by a Subsidiary of such Person, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

Article 12

General

12.1. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby (in each case except as affected by the transactions contemplated by this Agreement) shall be deemed material and, notwithstanding any investigation by the Buyer, shall be deemed to have been relied on by the Buyer and shall survive the Closing, and the consummation of the transactions contemplated hereby.

12.2. Expenses. All sales taxes payable with respect to the sale and conveyance of the Acquired Assets to the Buyer shall be paid by the Buyer and all transfer taxes shall be paid by the Buyer. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including without limitation attorneys’, accountants’ and outside advisers’ fees and disbursements, shall be borne by the party incurring such expenses.

12.3. Confidential Information. Any and all information disclosed by the Buyer to the Seller or by the Seller to the Buyer as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, shall be subject to the mutual non-disclosure letter agreement, dated as of January 31, 2003 (the “Non-Disclosure Agreement”), between Buyer and the Seller.

12.4. Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

If to Seller, to:

Technisource Hardware, Inc.

2300 Cottondale Lane, Suite 250

Little Rock, Arkansas 72202-2054

ATTN: James L. Hudson, Esq.

If to the Buyer, to:

Alexander Lupinetti

CSP Inc.

43 Manning Road

Billerica, MA 01821-3901

with a copy sent contemporaneously to:

Paul L. Criswell, Esq.

395 Linden Street

Wellesley, MA 02481

Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, five (5) days after being mailed as described above, and (d) if sent by written telecommunication, when received.

12.5. Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

12.6. Governing Law. The validity and construction of this Agreement shall be governed by the internal laws (and not the choice-of-law rules) of the State of Florida.

12.7. Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

12.8. Schedules. Each Schedule referenced herein and attached hereto shall be incorporated herein and made a part hereof as if set forth work for word directly in this Agreement. The information contained in any Schedule shall be deemed to be applicable for all purposes relevant to this Agreement and shall not be limited in application to the specific subject matter purported to be referenced therein.

12.9. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; provided, however, that nothing contained in this Section 12.9 shall prevent the Buyer, without the consent of the Seller, (a) from transferring or assigning this Agreement or its rights or obligations hereunder to another entity controlling, under the control of, or under common control with the Buyer or (b) from assigning all or part of its rights or obligations hereunder by way of collateral assignment to any bank or financing institution providing financing for the acquisition contemplated hereby, but no such transfer or assignment made pursuant to clauses (a) or (b) shall relieve the Buyer of its obligation under this Agreement.

12.10. Severability. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

12.11. Further Assurances. The parties agree to take such reasonable steps and execute such other and further documents as may be necessary or appropriate to cause the terms and conditions contained herein to be carried into effect.

12.12. No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the Seller and the Buyer and their respective shareholders, any rights or remedies under or by reason of this Agreement.

12.13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.14. Satisfaction of Conditions Precedent. Each of the Seller and the Buyer will use its best efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this Section 12.14 shall obligate either party hereto to waive any right or condition under this Agreement.

12.15. Public Statements or Releases. Each of the parties hereto agrees that prior to the consummation of the Closing no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other party hereto. Nothing contained in this Section 12.15 shall prevent either party from making such disclosures as such party may consider necessary to satisfy such party’s legal or contractual obligations.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

SELLER:

TECHNISOURCE, INC., a Florida corporation

By:	/s/ Steve Bova

Title: President & CEO

TECHNISOURCE HARDWARE, INC., a Florida corporation

By:	/s/ Steve Bova

Title: President & CEO

BUYER:

CSP, INC., a Massachusetts corporation

By:	/s/ Alexander R. Lupinetti

Title: President, CEO & Chairman

MODCOMP, INC., a Massachusetts corporation

By:	/s/ Alexander R. Lupinetti

Title: President & CEO